EXHIBIT 10.4.3

MODEL NON-QUALIFIED DEFERRED COMPENSATION PLAN FOR EXECUTIVES
(As Restated Effective January 1, 2018)

162(M) AMENDMENT

The VBA Benefits Corporation, pursuant to its delegated authority from the Plan Sponsor (as defined in the applicable Adoption Agreement), has the authority to adopt amendments to the Virginia Bankers Association Model Non-Qualified Deferred Compensation Plan for Executives adopted by the Plan Sponsor (the “Plan”) (the companion document to the Adoption Agreement for the Non-Qualified Deferred Compensation Plan for Executives) in order maintain compliance with applicable laws. Pursuant to subparagraph 14.1(a) of the Plan and the applicable Participation Agreement, the VBA Benefits Corporation Board of Directors, on behalf of the Plan Sponsor, hereby adopts the following amendment to the Plan:

1.Effective January 1, 2020, subparagraph 9.6(c) of the Plan is amended to read as follows:

9.6(c) Notwithstanding any other provision of the Plan, if the Administrator reasonably anticipates that, if a benefit payment (including any withdrawal pursuant to ARTICLE X) were made as scheduled under the Plan it would result in a loss of the Employer’s tax deduction due to the application of Section 162(m) of the Code, the Administrator has the discretion to delay and pay such payment during the Participant’s first taxable year in which the Employer or Administrator reasonably anticipates, or should reasonably anticipate, that the Employer’s tax deduction will not be limited or eliminated by the application of Section 162(m) of the Code, or such earlier time required by Section 409A, in all events in accordance with Treas. Reg. Section 1.409A-2(b)(7)(i); provided that, except as provided otherwise below and to the extent required under Section 409A, all scheduled payments to the Participant that could be delayed in accordance with Treas. Reg. Section 1.409A-2(b)(7)(i) are also delayed. Notwithstanding the foregoing, except as provided otherwise below and to the extent required under Section 409A, for any benefit payment that was required to be delayed by the Administrator prior to December 31, 2020, and that the Administrator reasonably anticipates would have been required to be paid by December 31, 2020 but for such required delay, then such payment shall be made no later than December 31, 2020.

Notwithstanding the foregoing paragraph, the Administrator may delay the scheduled payment of “162(m) grandfathered amounts” (with such 162(m) grandfathered amounts determined in accordance with applicable guidance under Section 162(m) of the Code) in accordance with Treas. Reg. Section 1.409A-2(b)(7)(i), without delaying the payment of non-162(m) grandfathered amounts, and the delay of the 162(m) grandfathered amounts shall not be treated as a subsequent deferral election under Section 409A.

The provisions of this Section 9.6(c) are intended to comply with the applicable provisions of, and be subject to the relief provided in, the preamble of the proposed regulations under Section 162(m) of the Code issued on December 20, 2019, including but not limited to the relief that the changes made by this Section 9.6(c) shall not result in an impermissible acceleration of payment under Treas. Reg. Section 1.409A-3(j), and shall not be considered a material modification for purposes of the grandfather rule under the amended Section 162(m) of the Code, and this Section 9.6(c) shall be interpreted and applied in a manner to comply with the requirements of Section 409A and any applicable guidance issued thereunder.

IN WITNESS WHEREOF, this amendment is hereby adopted on this 13 day of November, 2020.

Laurie Milligan
VBA Benefits Corporation

ByLaurie Milligan
Its COO